UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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First Franklin Corporation

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FROM THE DESK OF
Ohio Senator Richard H. Finan
Lead Independent Director • First Franklin Corporation
May 21, 2010
Dear Fellow Shareholder:
I write this letter to you as a First Franklin Corporation stockholder, as the lead independent director on the First Franklin Corporation Board and as a person who has served on the First Franklin Corporation Board since our initial public offering in 1987.
In recent weeks, you have received several letters from Jack Kuntz, the Chair of your board. He has shared important information about First Franklin explaining why it is important for you to re-elect him and Tom Siemers to the First Franklin Board.
In each of those letters, you received a BLUE proxy card. If you have not already done so, please sign, date and mail the BLUE proxy card. We have enclosed another one with this letter. Please vote to re-elect John J. Kuntz and Thomas H. Siemers to the First Franklin Corporation Board. This is the unanimous recommendation of the board.
Over this same period of time, you may have also received letters from representatives of Lenox Wealth Management, Inc. They oppose Jack’s and Tom’s re-election to First Franklin’s Board and are supporting their nominees. We urge you to ignore the WHITE proxy card they have provided. If you have already returned a white proxy card, you can support Jack, Tom and First Franklin by returning the enclosed BLUE card, and ignoring all future white cards you may receive from Lenox.
I am writing this letter to make sure you understand why we believe it is vitally important to re-elect Jack Kuntz and Tom Siemers to the First Franklin Board.
Your board unanimously recommends that you re-elect Jack and Tom. This decision was carefully considered and made by your board of directors in keeping with our commitment to provide long-term value for you, our stockholders. We need Tom and Jack to help us navigate our way through the worst economic recession, and subsequent banking crisis, since the Great Depression.
Perhaps the most important thing I can emphasize is that we have delivered long-term value to you, our stockholders. Since our first public offering in 1987, we paid dividends for 84 consecutive quarters (21 years). I and every member of your board are as disappointed as anyone that this changed in 2009. We are fully engaged to restore dividend payments as quickly as possible.
As Jack Kuntz has said in prior letters to you, the challenging economy may be a reality, but it is not an excuse. That is the kind of leadership we expected when we selected Jack to lead Franklin.
I am pleased to share with you some more detailed information about Jack Kuntz and Tom Siemers so you can see for yourself why they are the most qualified candidates to lead the company in which you have invested your personal wealth. We certainly hope you agree with us that they deserve your proxy vote and your vote of confidence.
4750 Ashwood Drive • Cincinnati, OH 45241 • T: 513.469.8000 • F: 513.469.5360

First Franklin Corporation
May 19, 2010

John J. Kuntz: A Record of Success — The Right Person at the Right Time
Jack Kuntz has been Chairman, President and CEO of First Franklin Corporation and Chairman of Franklin Savings for less than 50 days. He took over from Tom Siemers who stepped down earlier this year. First Franklin’s Board decided that Jack was the right person at the right time for this important transition. Here are some of the reasons why:
Jack has extensive and successful experience in the financial services industry where he has been involved for more than 35 years. A certified public accountant (inactive), Jack has served on the board of the Franklin Savings and Loan Company since 2003 and on the board of First Franklin Corporation since 2006. For 22 years, he was with Intrieve, Incorporated, one of the leading providers of technology services to U.S. financial institutions. During his tenure as CEO of Intrieve (2000 to 2005), he grew the company from $20 million to over $54 million in annual revenues and increased net income over 700 percent. He negotiated its sale to Harland Financial Solutions that yielded a 25 times return to the original shareholders, primarily financial institutions.
Jack has the energy and vision to build upon past success. Since 2005, Mr. Kuntz has provided management advisory services and merger and acquisition consulting to local businesses. He negotiated the sale of Mobile Voice Control, Inc., a local smart phone voice recognition company, for $30 million in 2006 to a publicly traded company. He is a founding investor and former President of AMP, an electric vehicle company, and itookthisonmyphone.com, Inc., a smart phone photo storage technology company.
Jack builds consensus and successful teams. Jack’s leadership style supports our commitment to providing long-term value for stockholders. We have a strong leadership team in place and Jack’s vision, energy and new ideas will make it even stronger — all to the benefit of you, the stockholder.
Thomas H. Siemers: Wise Counselor with Unparalleled Experience and Knowledge
Tom Siemers has been with Franklin Savings for 60 years. He has led First Franklin Corporation since our initial public offering in 1987. Tom has unparalleled experience and knowledge in the industry and from his remarkable service to First Franklin stockholders. Tom knows what it takes for a bank to succeed. He has proven that.
Tom led Franklin Savings and First Franklin through the banking crisis of 1985 and numerous periods of recession, inflation and high unemployment. Tom also led First Franklin through 21 consecutive years — 84 consecutive quarters — of dividend payments to our stockholders. Since 2009, Franklin Savings was profitable except for loan loss provisions, unprecedented REO (real estate owned), and deposit insurance expense increases.

First Franklin Corporation
May 19, 2010

Tom’s counsel is needed now, more than ever. Some of the programs put in place under his leadership in recent years are enhancing production of residential and commercial mortgages and increasing lower-cost checking deposits. They are providing needed income to the bank today.
As noted in the excerpt above from a recent report issued by the Office of Thrift Supervision, 2010 is likely to be a year in which the banking industry continues to struggle with the lingering effects of the so-called “jobless recovery,” additional loan loss provisions, higher deposit insurance premiums and increasing REO (real estate owned) expenses.
Your board believes that, especially in these extremely challenging times, First Franklin needs Jack’s record of success, his energy and new ideas combined with Tom’s experience and knowledge. That is why we have unanimously recommended Jack’s and Tom’s re-election to the First Franklin Board.

“Though trending down from very high levels in 2008, loan loss provisions remained at elevated levels through 2009 and in the fourth quarter ... Higher than average levels of loss provisioning are due to high unemployment and persistent declines in home prices. Loss provisioning will likely continue at elevated levels and dampen industry earnings until home prices firm, and the employment picture brightens.”
February 24, 2010
Office of Thrift Supervision Report
(“Thrift Industry Highlights — Fourth Quarter 2009)

Carefully Consider the Alternative
I am also writing because representatives of Lenox Wealth Management have aggressively and, in my opinion, unfairly attacked your board and past and current management team.
I disdain the type of unwarranted and self-serving attacks leveled by Lenox employees John C. Lame and Jason D. Long. They remind me of some of the worst politics I experienced in my many years in the Ohio Legislature. While I prefer to let John Lame’s record at Lenox Bancorp speak for itself, and not to engage in this kind of vitriol, I feel an obligation to be certain that First Franklin stockholders understand, from the perspective of one of Mr. Lame’s former board colleagues, the measure of the man who seeks to be on your board.
In letters to stockholders in 2001, during the divisive proxy contest John Lame waged against his colleagues on the Lenox Bancorp board, Lenox’s Chairman, Mr. Henry E. Brown, said this of Mr. Lame:
“1. Lame has sought to promote his own interest; 2. Lenox Bancorp has not been benefitted by a number of Lame’s actions; and 3. Lame has tried to exercise control over Lenox Bancorp without authority to do so and in an irresponsible manner.”
“The Company’s Nominating Committee declined to nominate Mr. Lame for another term after considering that Mr. Lame’s bank management experience is limited to his tenure with the Company and Bank, Mr. Lame’s judgment at times has been poor and had negatively affected the Bank, and our belief that Mr. Lame has sought to promote his own interests.”

First Franklin Corporation
May 19, 2010

During the only two years in which Mr. Lame chaired the Lenox Bancorp Board, they reported losses per share of ($0.29) in 2002 and ($1.15) in 2003. During those same two years, First Franklin reported earnings per share of $0.65 (2002) and $0.24 (2003).
I hope you will consider Mr. Brown’s comments carefully. I hope you will consider Mr. Lame’s record at Lenox Bancorp during 2002 and 2003. Does this describe a person you want to serve on your board of directors? We hope you agree that the answer is a resounding “NO.”
I urge you to ignore the WHITE proxy card they have provided.
Please vote for John J. Kuntz and Thomas H. Siemers — the unanimous recommendations of your board — by signing, dating and mailing the BLUE proxy card. If you have already returned a white proxy card, you can change your vote by returning this BLUE proxy card and not returning any white cards you may receive later.
If you have not yet received your proxy materials, or if you have any questions or need further information, please do not hesitate to contact the professionals of Georgeson Inc. who are assisting First Franklin Corporation in this proxy contest. They can be reached by calling toll free at 1.866.391.7004.
Thank you for your careful consideration.
Sincerely,
Richard H. Finan
Lead Independent Director, First Franklin Corporation
Former President of the Ohio Senate